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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                               -----------------------

                                       FORM 8-K

                                    CURRENT REPORT




       PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report:  JANUARY 17, 1997
                          (Date of earliest event reported)

                            AMERICAN MEDSERVE CORPORATION
                (Exact name of Registrant as specified in its charter)

           DELAWARE                    000-21515                36-3925637
(State or other jurisdiction of    (Commission file         (I.R.S. employer
 incorporation or organization)         number)            identification no.)

    184 SHUMAN BLVD., SUITE 200, NAPERVILLE, ILLINOIS           60563
       (Address of principal executive offices)              (Zip code)


Registrant's telephone number, including area code        (630)  717-2904



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ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS.

    On January 17, 1997, American Medserve Corporation, a Delaware corporation (the "Company"), through its indirect wholly owned subsidiary, HMIS Acquisition Co., acquired substantially all of the assets of HMIS, Inc. ("HMIS"), a Maryland corporation, pursuant to an Asset Purchase Agreement dated as of January 15, 1997. A copy of this Asset Purchase Agreement is filed as an Exhibit hereto.

    HMIS provides pharmacy and related services to approximately 2,500 residents of long-term care facilities in Maryland.

    As consideration for the assets of HMIS, the Company paid an aggregate of $10,660,000 in cash (subject to certain post closing adjustments) and may be required to make an additional payment, in cash or common stock of the Company (at the Company's election) contingent upon operating income of the acquired business in periods subsequent to January 17, 1997.

    The Company used its available cash to make the cash payment in connection with this transaction.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  (a) Financial Statements of Business Acquired. *

  (b) Pro Forma Financial Information. *

  (c) Exhibits.

EXHIBIT NO.                           DESCRIPTION
----------                            -----------
    2.1 Asset Purchase Agreement by and among HMIS, Inc., the Stockholders of HMIS, Inc. and HMIS Acquisition Co., dated as of January 15, 1997.**


* The financial statements of HMIS, Inc. for the periods specified in Rule 3-05 (b) of Regulation S-X and the pro forma financial information required pursuant to Article 11 of Regulation S-X currently are not available and will be filed as soon as is practicable, but not later than 60 days after the date that this Report is due.

**         The Registrant agrees by this filing to supplementally furnish a copy of the schedules of this Agreement to the Commission upon request.


                                  SIGNATURES
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    Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AMERICAN MEDSERVE   CORPORATION

                                       By:  /S/  CHARLES R. WALLACE
                                            -------------------------------
                                                 Charles R. Wallace
                                                 Vice President - Finance and
                                                 Chief Financial Officer

Date:  January 31, 1997